Exhibit A

KraneShares Dow Jones Global Luxury Consumer ETF
KraneShares Dow Jones China Alternative Energy ETF
KraneShares CSI China Internet ETF
KraneShares CSI China Consumer Staples ETF
KraneShares CSI China Consumer Discretionary ETF
KraneShares CSI China Urbanization ETF
KraneShares CSI China Five Year Plan ETF
Yorkville High Income MLP ETF
Yorkville High Income Composite MLP ETF
Yorkville High Income Infrastructure MLP ETF
YieldShares High Income ETF
Forensic Accounting ETF